PRESS RELEASE	October 11, 2000
FOR IMMEDIATE RELEASE

Butler National Corporation (OTCBB - BUKS) - REPORTS ON ORDER STATUS OF BUTLER TSD FOR HONEYWELL EQUIPPED BOEING CLASSIC 747 AIRCRAFT

[OLATHE, KANSAS], October 11, 2000 - Qatar Airways selected the Butler National TSD for the Company's Boeing 747 Classic aircraft as an
Alternative Method of Compliance (AMOC) for Airworthiness Directive (AD) 98-20-40. Butler expects to provide Qatar with the installation shipment including spares and testing equipment in December 2000.

On October 6, 2000, installation of the new Butler National TSD was FAA approved for approximately 413 Boeing 747 aircraft with the Honeywell Fuel Quantity Indicating System (FQIS) (Series 747-100,-200,-300,-SP,and -SR). This Transient Suppression Device is designed to prevent potentially dangerous electrical energy from entering any of the fuel tanks of the protected 747 aircraft.

The Butler TSD is designed with Honeywell assistance to interface transparently to the original equipment including on-going upgrades and enhancements. Butler National is the only manufacturer that has been granted complete access to the Honeywell FQIS proprietary product information.

All current Honeywell FQIS components remain in place and are not affected by the TSD. Flight Crews will not notice any operational difference. Minimum maintenance training will be required to install and support the Butler TSD. Installation of the three plug-in TSDs required per aircraft may be completed in about four hours. The units use all passive components and have multiple concurrent redundant circuits to ensure the highest protective reliability. The service life is 30,000 flight hours or approximately six years.

Management Comments:

"Qatar's TSD order is especially important to Butler National. We appreciate Qatar's confidence in Butler National. This further supports our objective of applying improved technology to older aircraft to increase operating efficiencies, prolong the lives of useful aircraft, and to increase passenger safety. It is our intention to provide Classic aircraft products that will support and promote continued safe commercial and general aviation. The Butler team is working toward schedules to allow the completion of 400 ship sets before the end of October 2001. We fully expect that the Butler TSD will be the product of choice for many operators", commented Clark D. Stewart, President.


Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacture of support systems for Classic aircraft including the Boeing 747 TSD for the Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations and temporary employee services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations               Ph   (913) 780-9595
Butler National Corporation                           Fax  (913) 780-5088
19920 W. 161st Street
Olathe, KS 66062